Exhibit 99.1

DaVita Promotes Javier Rodriguez to President

DENVER (Feb. 15, 2012) - DaVita Inc. (NYSE: DVA), a leading provider of kidney care services that is committed to improving the quality of life for those diagnosed with chronic kidney disease (CKD), announced today that it has promoted Javier Rodriguez to the position of president. He previously served as DaVita’s senior vice president, a role he has occupied since 2006.

Rodriguez, 41, has been with DaVita since 1998. During his tenure, he has held several different roles. Currently, his portfolio includes Payor Relations, Information Technology, Village Health and the operations of more than 400 dialysis clinics. Before joining DaVita, Rodriguez worked for Baxter Healthcare Corporation in finance from 1995 to 1996. He also served as director of operations for CBS Marketing Inc. in Mexico City.

Rodriguez earned a bachelor’s degree from Boston College and an MBA from Harvard Business School.

“I have worked with Javier for years, and I am excited to continue the journey as peers going forward,” stated Dennis Kogod, DaVita’s COO.

“This promotion is a result of the strong performance and personal growth Javier has demonstrated,” commented Kent Thiry, chairman and CEO of DaVita Inc. “Dennis and I are excited to work with Javier to help make DaVita the ‘Greatest Healthcare Community the World has Ever Seen.’”

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of Sept..30, 2011, DaVita operated or provided administrative services at 1,777 dialysis facilities, serving approximately 138,000 patients. DaVita supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit www.davita.com.

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Contacts:

DaVita

Skip Thurman, 303-405-2296

Skip.Thurman@davita.com